Exhibit 99.1

ARGAN, INC. SIGNS LETTER OF INTENT TO ACQUIRE UNAMSCO

- Acquisition Enhances Design & Construction Focus and Broadens Business to Include Clean Air Solutions -

August 10, 2009 – ROCKVILLE, MD – Argan, Inc. (NYSE AMEX: AGX) today announced that it has signed a letter of intent to purchase United American Steel Constructors, Inc. (Unamsco), a private company operating two wholly-owned subsidiaries, National Steel Constructors, LLC, and Peterson Beckner Industries. In 2008, Unamsco reported annual revenues of approximately $84 million and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of approximately $19 million. The proposed purchase price is approximately $50 million, to be structured as a combination of cash and stock.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan stated, “Unamsco is an attractive business with solid margins and we anticipate that its subsidiaries, with their long history in the construction business, will be complementary partners to our Gemma Power Systems subsidiary. In addition to traditional construction activities, National Steel and Peterson Beckner also focus on reducing the emissions produced by traditional coal fired power plants. The ability to provide clean air solutions through the installation of air quality control systems (AQCS), FGD systems and scrubbers, is a valuable asset in the engineering and construction space, particularly as environmental mandates gain additional support from the Federal Government.”

“The management teams of Unamsco, National Steel and Peterson Beckner will continue to lead these companies, and strategically, we believe that the addition of these companies and their capabilities will enable us to further capitalize on new opportunities and expand our market share in the engineering and construction industry,” Mr. Bosselmann concluded.

Chuck Beckner, Chairman of Unamsco, stated “the entire Unamsco team is pleased to join Argan and Gemma in expanding service offerings to our valued customers.”

National Steel Constructors, with its Steel City Erecting Division, is one of the nation’s leading steel erection and power industry construction companies providing installation of air cooled condensers, and turnkey air quality control systems (AQCS) required by various environmental mandates related to the power industry. National’s power industry construction offerings include SCR and FGD systems and scrubbers, all capable of increasing the cleanliness of the emissions released by coal fired power plants.

Peterson Beckner Industries enjoys a longstanding reputation as a premier constructor, specializing in the building of heavy and complex steel projects with unique construction engineering requirements such as power plants, industrial process plants, convention centers, healthcare and sports facilities as well as air quality control systems (AQCS) components, and boiler installation or repair for the power industry. Peterson Beckner Industries is also one of the few specialty contracting firms that has performed installation of steel structures in nuclear facilities under strict NQA-1 quality assurance standards required by the Nuclear Regulatory Commission. Founded in 1936, the company has primarily worked on projects in the Southwest, Southeast and Mid-Atlantic regions of the U.S.

The acquisition of Unamsco is subject to completion of due diligence, the negotiation of definitive purchase agreement and the approval of Argan’s Board of Directors.

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel 301.315.0027	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) 203.972.9200